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                            ARTICLES OF AMENDMENT
                                     OF
                  PRUDENTIAL SPECIAL MONEY MARKET FUND, INC.

     Prudential Special Money Market Fund, Inc., a Maryland corporation having its principal offices in Baltimore, Maryland and Newark, New Jersey (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The designation of the "Prudential Special Money Market Fund, Inc." series of capital stock is hereby changed to be the "Special Money Market Fund, Inc." series of common stock.

     SECOND: The total number of authorized shares of which the Corporation has authority to issue is 2,000,000,000 shares of par value of $.001 per share, having an aggregate par value of $2,000,000, designated as shares of the Money Market Series.

     THIRD: The existing shares of the class in the Fund shall be designated as Class B/C shares.

     FOURTH: Pursuant to Section 2-208.1 of the Maryland General Corporation Law, the Corporation hereby allocates the authorized shares of the Corporation to be divided into three classes, consisting of as follows:

            Money Market Series
                  Class A - 500,000,000 shares
                  Class B/C - 1,000,000,000 shares
                  Class Z - 500,000,000 shares

     FIFTH: The foregoing amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the series of stock of the Corporation.

     SIXTH: The foregoing amendment is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law and have been approved by a majority of the entire Board of Directors of the Corporation without action by the stockholders in accordance with Section 2-605(a)(2) of the Maryland General Corporation Law.

     SEVENTH: The foregoing amendment to the Charter of the Corporation shall become effective on January 26, 2001.

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     IN WITNESS WHEREOF, PRUDENTIAL SPECIAL MONEY MARKET FUND, INC., has
caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on January 24, 2001.


                                           PRUDENTIAL SPECIAL MONEY
                                           MARKET FUND, INC.

                                           By: /s/ Robert F. Gunia
                                               ---------------------
                                               Robert F. Gunia
                                               Vice President


Attest: /s/ William V. Healey
        ------------------------
        William V. Healey
        Assistant Secretary

     THE UNDERSIGNED, Vice President of Prudential Special Money Market Fund, Inc., who executed on behalf of said Corporation the foregoing amendments to the charter of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing amendments to the charter to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.


                                               /s/ Robert F. Gunia
                                               ---------------------
                                               Robert F. Gunia
                                               Vice President